Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of March 9, 2025, by and among Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), Fortress Biotech, Inc., a Delaware corporation (the “Stockholder”), and Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”).

Recitals

A.Concurrently with the execution and delivery of this Agreement, Parent, Snoopy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger.

B.As of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement, except that all options, warrants, and other convertible securities shall be included even if not exercisable within sixty days of the date of determination) of the number of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and/or common stock, par value $0.0001 per share, of the Company (excluding the Class A Common Stock) (the “Common Stock” and, together with Class A Common Stock, the “Company Common Stock”) as set forth next to its name on Schedule A hereto, being all of the shares of Company Common Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”, and the Owned Shares together with the Stockholder’s Additional Shares, the “Covered Shares”).

C.The Special Committee of the Company Board has unanimously (i) determined that the entry into the Merger Agreement, this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Unaffiliated Company Stockholders, (ii) recommended to the Company Board that it approve the Merger Agreement, this Agreement and such other Transaction Documents and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Unaffiliated Company Stockholders adopt the Merger Agreement and approve the Merger and the other Transactions.

D.The Company Board has, acting upon the recommendation of the Special Committee, (i) determined that the entry into the Merger Agreement, this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, this Agreement and such other Transaction Documents and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company Stockholders adopt the Merger Agreement and approve the Merger and the other Transactions.

E.As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

Section 1Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to the Stockholder, any additional shares of Company Common Stock of which the Stockholder may acquire record and/or beneficial ownership after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

“Expiration Time” means the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, or (c) upon the Company Board effecting a Company Adverse Change Recommendation pursuant to, and in accordance with, Section 5.1(b) of the Merger Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Intellectual Property” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, data (including medical, clinical, regulatory, chemistry manufacturing and controls (CMC), research and development, and quality data), laboratory notebooks (including any laboratory data referenced therein), regulatory and non-regulatory research and development reports, regulatory filings (including drafts, supporting materials, information on facilities, processes, and materials used in manufacturing, processing, packaging, storing, and distribution), databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, cells, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, voting agreement, voting trust, transfer restriction, community property interest or other restriction.

“Permitted Lien” means (a) any Lien arising under this Agreement, the Merger Agreement or the Certificate of Incorporation or bylaws of the Company, (b) any applicable restrictions on transfer under the Securities Act of 1933, and (c) Liens existing as of the date hereof on Covered Shares in favor of lenders in the ordinary course of business.

“Product” means any (a) drug substance, drug product, biological product, fixed-dose combination, or combination product that contains or comprises cosibelimab, whether formulated or sold alone or in combination with any other active ingredient, that (b) is approved by the FDA and/or any other Regulatory Authority for any use or indication, including (x) pursuant to Biologics License Application 761297, and/or (y) any other current or future application or submission to FDA and/or any other Regulatory Authority providing for approval of such product or any changes related thereto, including but not limited to major, moderate, or minor changes in the product, production process, quality controls, equipment, facilities, responsible personnel, or labeling as specified in 21 CFR §601.12 and related guidance.

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Legal Requirement or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Legal Requirement or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) other than a conversion into the right to receive the Merger Consideration pursuant to the Merger Agreement, the conversion of any Covered Shares, including pursuant to the Certificate of Incorporation, (c) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (d) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (e) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above; provided that the continued existence of Liens on Covered Shares that are in existence on the date hereof in favor of lenders in the ordinary course of business shall not be considered a Transfer hereunder.

Section 2     Agreement to Not Transfer the Covered Shares.  Until the Expiration Time, the Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent.  Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever.  If any involuntary Transfer of any of the Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company to notify, and the Company shall notify, the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares).  The Stockholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by it that are uncertificated, this Agreement shall constitute notice to the Stockholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate.  The Stockholder agrees that it shall not, and shall cause its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement (it being understood that any agreements or arrangements with Parent or its Affiliates shall not result in a breach of this sentence).

Section 3     Agreement to Vote the Covered Shares.

3.1  Voting.  Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment, recess or postponement thereof), and in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, the Stockholder shall vote (including via proxy) or execute and deliver a consent with respect to, all of the Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) or execute and deliver a consent with respect to all of the Covered Shares):

(a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Transactions;

(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the procurement of the Company Required Vote on the date on which such meeting is held; and

(c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article VI of the Merger Agreement not being satisfied prior to the termination of the Merger Agreement or a breach of any covenant, representation or warranty, or any other obligation or agreement of the Stockholder under this Agreement, (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal, including, in each case, any Superior Proposal, without regard to the terms thereof, (iii) any action, proposal, transaction or agreement that would change in any manner the voting rights of any shares of the Company (including any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, division, statutory conversion, statutory transfer, domestication or continuance or similar transaction, any amendment, modification, supplement and/or restatement of the Certificate of Incorporation or bylaws or other organizational or governing documents of, or any sale, lease, sublease, exchange, license, sub-license, or other disposition of all or a material portion of the assets of, the Company), and (iv) any other proposal, action or agreement that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the other Transactions.

3.2 Appearance.  Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment, recess or postponement thereof), the Stockholder shall appear in person at such meeting or shall cause its Covered Shares to be represented by proxy and shall otherwise cause all of the Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that the Stockholder owns beneficially but not of record, the Stockholder shall cause the holder(s) of record of such shares as of any applicable record date for determining such stockholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum).

3.3 Prohibitions.  Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholder from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of the Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect and solely to the extent such order restrains, enjoins or otherwise prohibits the Stockholder from taking any such action; provided, in each case, that the Stockholder shall have used its reasonable best efforts to prevent and avoid the entry of such order; and provided, further, that the Stockholder shall have used its commercially reasonable efforts to contest, eliminate or dissolve such order as promptly as practicable.

Section 4     Waiver of Appraisal Rights and Certain Other Actions.  The Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of the Covered Shares owned (beneficially or of record) by the Stockholder.  In addition, the Stockholder hereby agrees not to commence or participate in (x) any class action with respect to the Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Legal Requirements, alleging a breach of any duty of the Company Board, the Special Committee, Parent or Merger Sub in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby, or alleging the aiding and abetting of any such breach; provided that nothing in this Section 4 shall prohibit or restrict the Stockholder from participating in any legal action or other proceeding to enforce the terms of the Merger Agreement or this Agreement against Parent or

Merger Sub to the extent the Special Committee requests the Stockholder to participate in such legal action or proceeding.

Section 5     Fiduciary Duties.  The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares.  Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such), from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company.  Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

Section 6     Representations and Warranties of the Stockholder.  The Stockholder hereby represents, warrants and covenants to Parent that:

6.1 Due Authority.  The Stockholder has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder and no other corporate proceedings on the part of the Stockholder are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company and Parent, is enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

6.2 Ownership of the Covered Shares.  Except as set forth on Schedule A, (a) the Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, (b) the Stockholder has sole voting power over all of the Covered Shares and no person (other than the Stockholder and any person under common control with the Stockholder) has a right to acquire any of the Covered Shares, and (c) none of the Covered Shares are certificated.  The Stockholder has not entered into any agreement to Transfer any Covered Shares.  As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Common Stock or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

6.3 No Conflict; Consents.  The execution and delivery of this Agreement by the Stockholder, and the consummation of the transactions contemplated hereby, will not: (i) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of the Stockholder; (ii) assuming compliance with the applicable provisions of the HSR Act, conflict with or cause a violation by the Stockholder of any Legal Requirements or order applicable to the Stockholder, or to which it is subject; or (iii) conflict with, result in a breach of, or constitute a default on the part of the Stockholder under any Contract, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.  Except as may be required by Regulation 13D-G under the Exchange Act, the HSR Act, neither the Stockholder nor any of its Affiliates (other than the Company), is required to give notice to, make any filing with, or obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation.  As of the date hereof, (i) there is no Legal Proceeding pending and served or, to the knowledge of the Stockholder, pending and not served or overtly threatened against the Stockholder, and (ii) the Stockholder is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except, in each case, as would not reasonably be expected to, individually or in the aggregate, delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.

6.5 Brokers.  No broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

6.6 Certain Matters.  The Stockholder represents and warrants to Parent that: (a) it has previously contributed, transferred or assigned to the Company all of the Stockholder’s right, title and interest (if any) in and to the Product (including all Intellectual Property related thereto), and, to the extent the Stockholder, Parent or the Company determines following the Closing that any such rights, properties or assets were not so contributed, transferred or assigned, the Stockholder shall transfer to the Company, without consideration, the Stockholder’s right, title and interest therein and thereto; (b) neither the operation of the Company’s business as currently conducted nor the commercialization of the Product (i) infringes any valid and enforceable Intellectual Property owned by or exclusively licensed to the Stockholder or, to the Stockholder’s knowledge, any Intellectual Property owned by or exclusively licensed to any of the Stockholder’s Affiliates, or (ii) misappropriates or otherwise violates any other Intellectual Property owned by or exclusively licensed to the Stockholder or, to the Stockholder’s knowledge, any Intellectual Property owned by or exclusively licensed to any of the Stockholder’s Affiliates; (c) to the Stockholder’s knowledge, there is no contract, agreement, or arrangement between Adimab, LLC, a Delaware limited liability company (“Adimab”), or its Affiliates, on the one hand, and the Stockholder or any of its Affiliates (other than the Company), on the other hand, except that certain First Amended and Restated Collaboration Agreement, dated as of January 22, 2019, by and between Adimab and the Stockholder, the subject matter of which is independent of the Company and the Product, and to which the Company is not a party, subject or otherwise bound.

Section 7     Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder that:

7.1 Due Authority.  Parent has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Parent and its board of directors, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company and the Stockholder, is enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

7.2 No Conflict; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, the execution and delivery of this Agreement by Parent, any other Transaction Document to which Parent is party, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent; (b) conflict with or cause a violation by Parent of any Legal Requirements or order applicable to Parent, or to which it is subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, delay or impair in any respect the ability of Parent to perform its obligations under this Agreement.  Except as may be required by the Exchange Act, Takeover Laws, the DGCL or the HSR Act, neither Parent nor any of its Affiliates is required to give notice to, make any filing with, or obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, delay or impair in any respect the ability of Parent to perform its obligations under this Agreement.

7.3 Absence of Litigation.  There is no Legal Proceeding pending and served or, to the actual knowledge of Parent’s executive officers, pending and not served or overtly threatened against Parent, and Parent is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except, in each case, as would not and would not reasonably be expected to, individually or in the aggregate, delay or impair in any respect the ability of Parent to perform its obligations under this Agreement.

Section 8     No Solicitation; No Conflicting Agreements.

8.1 No Solicitation.  Subject in all cases to Section 5, the Stockholder agrees that it will not take, and will cause its Affiliates not to take, any action that the Company or its Representatives are prohibited from taking pursuant to Section 4.3 of the Merger Agreement.  Without limiting the foregoing, the Stockholder shall have the right to (and permit its Affiliates and Representatives to) participate in discussions and negotiations with third parties in respect to Acquisition Proposals if the Company is permitted to engage in such discussions or negotiations in accordance with Section 4.3 or Section 5.1 of the Merger Agreement; provided, however, that if the transaction contemplated by such Acquisition Proposal is one in which the Stockholder may be viewed as conflicted, Stockholder agrees that it shall not, prior to the termination of the Merger Agreement, engage in any discussions with respect to, vote for, consent to or otherwise support any Acquisition Proposal (including any Superior Proposal), unless such transaction is conditioned on, in addition to any other vote required, (i) the approval and recommendation to the Company Board by the Special Committee and (ii) a non-waivable approval of a majority of the disinterested stockholders of the Company entitled to vote thereon.

8.2 No Conflicting Agreements.  The Stockholder covenants and agrees that, except for this Agreement, until the Expiration Time, the Stockholder shall not, and shall not permit any Person under the Stockholder’s control, to (x) enter into, any voting agreement or voting trust with respect to any Covered Shares, or (y) except as expressly set forth herein, grant a proxy, consent or power of attorney with respect to any Covered Shares.

Section 9     Regulatory Filings.  Subject to the terms and conditions set forth in the Merger Agreement, the Stockholder shall (and shall cause its respective controlled Affiliates to) (i) as promptly as reasonably practicable, but in no event later than 30 Business Days after the date hereof unless otherwise agreed in writing by the parties to the Merger Agreement, make an appropriate filing of the Notification and Report Form as required by the HSR Act with respect to the Transactions and request early termination of the waiting period under the HSR Act; and (ii) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Termination Date, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (b) the obtaining of all other necessary consents, authorizations, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions.  Nothing in this Agreement, including this Section 9, obligates the Stockholder, or any of its Subsidiaries or Affiliates, to (a) sell, divest, license, or otherwise dispose of any assets, operations, businesses, or ownership interests (other than the Covered Shares), (b) enter into any commitment or agreement affecting the operations or businesses of itself, its Subsidiaries or Affiliates (other than with respect to the disposition of the Covered Shares in the Merger), or (c) offer or agree to do any of the foregoing.  Parent shall pay all filing fees associated with any filings under the HSR Act or any other filings contemplated by this Section 9 relating to the transactions contemplated hereby.

Section 10     Proxy Statement; SEC Filings and Schedule 13D.  The Stockholder will provide information reasonably requested by the Company in connection with the preparation of any SEC filing (including the Proxy Statement), including any amendment or supplement thereto (the “SEC Filings”).  The information supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement or any other SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Promptly after the execution of this Agreement, Parent and the Stockholder shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.  Parent shall (i) provide the Stockholder and the Stockholder’s counsel a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholder, its outside counsel and other Representatives.  Parent and the Stockholder shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other party, their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholder, as applicable, from amending any such Schedule 13D.  The Stockholder will reasonably assist and cooperate with Parent in the preparation, filing and distribution of the Proxy Statement and any other SEC Filings and the resolution of any comments thereto received from the SEC.

Section 11Additional Covenants.

11.1 Non-Competition; Non-Solicitation.  As an inducement to Parent to enter into this Agreement and the Merger Agreement, the Stockholder hereby agrees that it shall not and shall cause its controlled Affiliates to not do any one or more of the following, directly or indirectly:

(a)during the period commencing on the date hereof and expiring on the third anniversary of the Closing Date, engage or participate as an owner, partner, member, shareholder, employee, independent contractor, consultant of or to any business relating to the making, using, selling, offering to sell, inventing, researching, developing, licensing, assigning, acquiring an intellectual property right to (including patents and trade secrets) or commercializing (x) an antibody or other polypeptide that is developed, as reflected in the applicable research or clinical program, for the purpose of binding or functionally inhibiting the cell surface receptor PD-1 and/or the programmed death-ligand 1 (PD-L1) in the field of skin cancer, including cutaneous squamous cell carcinoma, or (y) any other product that is developed, as reflected in the applicable research or clinical program, for the purpose of preventing or treating of metastatic cutaneous squamous cell carcinoma or locally advanced cutaneous squamous cell carcinoma (in the case each of clause (x) and (y), a “Competitive Business”);

(b)from the date hereof through the first anniversary of the Effective Time, solicit, hire or attempt to solicit or hire, any Person who is, or has been at any time subsequent to the date hereof, an officer, employee, agent, licensor or licensee, or any material supplier, contractor or other business partner of the Company, to cease doing business with, or to materially and adversely alter or limit its business relationship with the Company; provided, however, that the foregoing shall not be violated by (i) general advertising or search firm engagement not targeted at the foregoing Persons, (ii) hiring any such individual who responds to any such general advertisement or search firm engagement or (iii) hiring any such individual whose employment or engagement, as applicable, by the Company has been terminated (not involving any violation of this provision) at least (3) months prior to the initial discussions or contact leading to such hiring; or

(c)make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning Parent, the Company or any of their respective Affiliates.

The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 11.1 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder, but solely to the extent determined by any Chosen Court.  The Stockholder hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect Parent, the Company and certain of their respective businesses, including assets and rights acquired in the Merger, from which the Stockholder will derive a material benefit.  The Stockholder acknowledges and agrees that the territorial, time and scope limitations in this Section 11.1 are reasonable and properly required for the protection of Parent and, in the event that such limitations (or lack thereof) are deemed to be unreasonable by any Governmental Body, the Stockholder shall enter into an amendment to this Agreement setting forth the maximum corresponding limitations that would not be deemed unreasonable by such Governmental Body.  Parent acknowledges and agrees that the provisions of this Section 11.1(a), (b), and (c) do not apply to the Company.

11.2 Confidentiality.

(a)The Stockholder shall, and shall cause its Affiliates to, during the term of this Agreement and for a period of two (2) years thereafter, keep confidential and not publish or otherwise disclose, and not use for any purpose other than as provided for in this Agreement, any information furnished or made available to it by or on behalf of the Company or otherwise relating to the Product (“Confidential Information”), except for the portion of such information that (a) was, as of the date hereof, generally available to the public or otherwise part of the public domain, (b) becomes generally available to the public or otherwise part of the public domain after the date hereof, other than through any act or omission of the Stockholder or the Company, (c) is independently developed by the Stockholder or any of its Affiliates, as evidenced by written records, without the use of or reference to the Confidential Information or (d) is subsequently disclosed to the Stockholder on a non-confidential basis by any third party not subject to the obligations of confidentiality with respect thereto.

(b)The Stockholder may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations: (i) prosecuting or defending litigation; (ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges; (iii) complying with a valid order of a court of competent jurisdiction or other Governmental Body; (iv) for regulatory, tax or customs purposes; (v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure; (vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure; (vii) upon the prior written consent of Parent; or (h) as is necessary in connection with a permitted assignment pursuant to Section 12.13.  Notwithstanding the foregoing, in the event the Stockholder is required to make a disclosure of Confidential Information pursuant to clauses (i)–(iv) of this Section 11.2(b), it shall, except where impracticable, give reasonable advance notice to Parent and the Company of such disclosure and use reasonable efforts to secure confidential treatment of such information.  The Stockholder shall be permitted to retain (but not use) one file copy of all Confidential Information on a confidential basis to evidence the scope of and to enforce the Stockholder’s obligation of confidentiality and all back up electronic media maintained in the ordinary course of business for archival purposes; provided, however, that, notwithstanding anything to the contrary herein, the confidentiality obligations herein continue for as long as the Stockholder retains any such Confidential Information.

11.3 Certain Waivers and Acknowledgements.

(a) The Stockholder hereby irrevocably waives its right to receive from the Company or any of its Affiliates any further payment, dividend or distribution, or issuance or transfer of securities on or after the date hereof (including, for the avoidance of doubt, as a result of the entry into the Warrant Amendment or any deemed exercise of Company Warrants pursuant thereto), in each case pursuant to the Amended and Restated Founders Agreement, dated as of July 11, 2016, between the Stockholder and the Company (as amended, the “Founders Agreement”), the letter agreement, dated as of December 23, 2019, between the Stockholder and the Company (the “2019 Deferral Agreement”), or the letter agreement, dated as of December 31, 2023 (the “2023 Deferral Agreement”), between the Stockholder and the Company; provided that such waivers shall be null and void ab initio if and only if the Merger Agreement is terminated prior to the Effective Time.

(b) Without limiting the generality of the foregoing, the Stockholder acknowledges and agrees that as of the date hereof, it is not owed any outstanding Annual Equity Fee (as defined in the Founders Agreement).

(c)For the avoidance of doubt, Parent and the Company acknowledge and agree that simultaneously with the Closing, the Company shall pay and the Parent shall cause to be paid all amounts then due and owing to the Stockholder pursuant to the Management Services Agreement, dated as of March 17, 2015, between the Stockholder and the Company (the “Management Services Agreement”), including, without limitation, all fees thereunder and intercompany payables (e.g., for benefits and similar payables that the Stockholder pays on behalf of the Company), in each case as incurred in the ordinary course of business consistent with past practice to the extent provided in the Management Services Agreement.

11.4 Company Warrants.  The Stockholder shall, and shall cause each of its Affiliates to, not transfer, and to exercise prior to the Effective Time, all Company Warrants held by them as of the date hereof.

11.5 Agreements between the Stockholder and the Company.  The Company and the Stockholder hereby agree that, effective as of immediately prior to, but conditioned upon, the Closing, each of the Founders Agreement, the Management Services Agreement, the 2019 Deferral

Agreement, the 2023 Deferral Agreement and all other Contracts between the Stockholder and the Company, other than the Desk Space Agreement, this Support Agreement, the Royalty Agreement, the Transition Services Agreement, and the CVR Agreement (to the extent the Stockholder is deemed a party thereto), and, at the election of the Company, any other such Contract that was not made available to Parent (within the meaning of the Merger Agreement), shall be terminated automatically, and notwithstanding anything therein to the contrary, neither party shall have any further liability or obligations to the other party thereunder.  The Company and the Stockholder further agree that, effective as of immediately prior to the Closing, the Company shall have the right to terminate the Desk Space Agreement upon 60 days’ prior written notice, and that upon any termination of the Desk Space Agreement, the Stockholder shall return to the Company its allocated portion of the Security Deposit (as defined therein); provided that, for the avoidance of doubt, no such termination of the Desk Space Agreement shall relive the Company of its obligations to pay its allocated portion of Basic Rent (as defined therein) for the period prior to such termination.

11.6 Transition Services Agreement.  At or prior to the Closing, the Stockholder shall authorize entry, and enter, into the Transition Services Agreement.

11.7 Ordinary Course Services to the Company.  During the Pre-Closing Period, except (i) as required by applicable Legal Requirements, or (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Stockholder shall (a) use commercially reasonable efforts to provide continuing support to the Company pursuant to the terms of the Management Services Agreement in the ordinary course of business in all material respects, and (b) not cancel, reduce, terminate or fail to maintain in effect any material insurance policy covering the Company and its properties, assets, liabilities and business and (c) otherwise comply, on behalf of and with respect to the Company, with the obligations described in Section 4.2(b)(iv), Section 4.2(b)(ix), Section 4.2(b)(xiii), Section 4.2(b)(xxii) and (but only with respect to Section 4.2(b)(iv), Section 4(b)(ix), Section 4(b)(xiii) and Section 4.2(b)(xxii)) Section 4.2(b)(xxiv) of the Merger Agreement.

11.8 Cooperation with Respect to Employee Benefit Plans.  The Stockholder shall use commercially reasonable efforts to provide reasonable assistance to Parent, as requested by Parent from time to time, in connection with Parent’s obligations under clause (ii) of Section 5.4(a) of the Merger Agreement (it being understood that in no event will the Stockholder be obligated to continue providing any employee benefits to individuals who are employed by the Company as of immediately prior to the Effective Time and who continue to be employed by the Surviving Corporation following the Effective Time beyond those obligations explicitly set forth in the Transition Services Agreement).

11.9 Covenant Not to Sue.  The Stockholder shall not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any Legal Proceeding against Parent, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates, and each of their respective successors, assigns, directors, officers, employees, agents, partners, equity holders and representatives (collectively, the “Parent Related Persons”) in connection with any claim, to the extent the assertion of which would necessarily constitute a breach by the Stockholder of its representations and warranties in Section 6.6(b) (determined, for purposes of this Section 11.9, without regard to any expiration of such representations and warranties pursuant to Section 12.17, so long as the Merger has been consummated).

11.10 Subordination to Interim Loans.  The Stockholder agrees that, if the Company and Parent (or any of its Affiliates or designees) enter into any Interim Loans, or any Contract or facility providing for Interim Loans, then all obligations of the Company to pay any amounts or issue any securities to the Stockholder, pursuant to the Founders Agreement, the Management Services Agreement, the Desk Space Agreement or any other Contract between or among the Company and the Stockholder as of the date hereof, shall be subordinate to the Company’s obligation to repay all such Interim Loans on the terms set forth in any subordination agreement (any such agreement, a “Subordination Agreement”) between the Stockholder and the lender providing such Interim Loans (the “Senior Lender”), and that the Stockholder shall immediately deliver to the Senior Lender any amounts or securities it receives from the Company (a “Senior Lender Repayment”) prior to the repayment in full of all Interim Loans in accordance with the terms of any Subordination Agreement (it being understood that, to the extent such amounts are nevertheless validly owing to the Stockholder under the Transaction Documents, then the Parent or Company will pay such Senior Lender Repayment to the Stockholder at or before the Effective Time, in addition to all other payments owing to the Stockholder under the Transaction Documents).

Section 12     Miscellaneous.

12.1 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares.  Without limiting this Agreement in any manner, prior to the Effective Time all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

12.2 Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Class A Common Stock,” “Common Stock,” “Company Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares, as applicable, may be changed or exchanged or which are received in such transaction.

12.3 Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.  No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.4 Expenses.  Except as otherwise provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense; provided, however, that Parent shall pay all filing fees under the HSR Act and all filing fees required under the Antitrust Laws with respect to the filings contemplated in Section 9 hereof.

12.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

(i) if to the Stockholder, to:

Fortress Biotech, Inc.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

Email: [*]

Attention: Lindsay A. Rosenwald, M.D.

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Harbor East

650 S. Exeter Street, Suite 1100

Baltimore, Maryland 21202-4576

Email: [*]

Attention: Howard S. Schwartz, Esq.

(ii) if to Parent, or, following the Effective Time, to the Company, to:

Sun Pharmaceutical Industries, Inc.

2 Independence Way

Princeton, New Jersey 08540

Email:          [*]

Attention:          Erik Zwicker

with a copy (which shall not constitute notice) to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W Madison St, Suite 3900

Chicago, Illinois 60606

Email:          [*]

Attention:     Bill Fay

(iii) if to Company prior to the Effective Time, to:

Checkpoint Therapeutics, Inc.

Attn:   James F. Oliviero

President and Chief Executive Officer

Email:   [*]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Email:   [*]

Attn:   Kevin Cooper; Bill Roegge

and

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

Wilmington, Delaware 19801

Attn: Eric S. Klinger-Wilensky

Email:   [*]

and

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

(212) 210-9400

Attn:   Matthew W. Mamak; Brett Jaffe; Tim Fitzmaurice

Email:   [*]

12.6 Governing Law; Exclusive Jurisdiction; Enforcement.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 12.6(b), in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, solely if such court also lacks subject matter jurisdiction, any superior court in the State of Delaware (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 12.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court).  Each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.5 or any other manner permitted by Legal Requirements.  The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b)The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its (or their) specified terms or otherwise breach such provisions.  The parties hereto acknowledge and agree that, (i) each party hereto shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which each party is entitled under this Agreement, (ii) the remedies set forth in the Merger Agreement (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company, the Stockholder nor Parent would have entered into this Agreement.  It is explicitly agreed that Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Stockholder’s obligations under this Agreement.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.6(b) shall not be required to provide any bond or other security in connection with any such order or injunction, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto further agree that by seeking the remedies provided for in this Section 12.6(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this

Agreement.  If, prior to the Termination Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by such time period as established by the court presiding over such Legal Proceeding.

12.7 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS.

12.8 Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by Applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.  The Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Body.  The Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

12.9 Further Assurances.  The Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.10 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.11 Reliance.  The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and the Stockholder’s Representatives have had the full right and opportunity to consult with the Stockholder’s attorney, to the extent, if any, desired, they availed themselves of this right and opportunity, they have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by its counsel, they are fully aware of the contents thereof and its meaning, intent and legal effect, that the Stockholder’s signatory hereto is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

12.12 Interpretation.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.  Each Party has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.  As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”  As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”  Except as otherwise indicated, all references in this Agreement to “Schedules” are intended to refer to Schedules to this Agreement.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.  References to “$” or “dollars” refer to United States dollars unless otherwise noted.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.13 Assignment.  Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.  This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment by any party will relieve such party of any of its obligations hereunder.

12.14 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the Parent Related Persons and the Lender, under Section 11.9 and Section 11.10, respectively.

12.15 Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

12.16 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.17 Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or the termination of this Agreement; provided, however, that the representations and warranties set forth in Section 6.3 and Section 6.6 shall survive until twelve (12) months after the Effective Time in the event of: (i) a termination pursuant to clause (a) of Section 12.19; or (ii) a termination pursuant to clause (c) of Section 12.19 (but, in the case of a termination pursuant to clause (c), such provisions shall be terminated and of no further force and effect if, thereafter, the Merger Agreement shall be validly terminated prior to the Effective Time pursuant to Article VII thereof or there shall have been an amendment of the Merger Agreement or amendment or termination of the Royalty Agreement, in each case in accordance with clause (d) of Section 12.19).  This Section 12.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

12.18 No Recourse.  All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting

Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

12.19 Termination.  This Agreement shall automatically terminate without further action by any of the parties hereto and (except as explicitly set forth in this Agreement with respect to the following clause (a), including the following proviso) shall have no further force and effect as of the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated prior to the Effective Time pursuant to Article VII thereof, (c) upon the Company Board effecting a Company Adverse Change Recommendation pursuant to, and in accordance with, Section 5.1(b) of the Merger Agreement, and (d) if there shall have been any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof, or Royalty Agreement dated as of the date hereof, that reduces the amount or changes the form or type of Merger Consideration or Royalty Payment (other than, for the avoidance of doubt, adjustments or changes in accordance with the terms of the Merger Agreement or Royalty Agreement, or any increase in the Merger Consideration), materially impairs, or imposes any material conditions, requirements or restrictions on, the Stockholder’s rights under the Merger Agreement or Royalty Agreement in accordance with the terms thereof, including, without limitation, the right to receive the consideration payable to the Stockholder under the Merger Agreement, which amendment was not consented to in writing by the Stockholder, or the termination of the Royalty Agreement prior to the Effective Time, then the date on which Stockholder notifies Parent in writing of its election to terminate this Agreement as a result of such amendment or such termination of the Royalty Agreement; provided, however, that: (x) the provisions set forth in Section 6.6, Section 11 and this Section 12 shall survive any termination of this Agreement pursuant to clause (a) or clause (c) above (but, in the case of a termination pursuant to clause (c), such provisions shall be terminated and of no further force and effect if, thereafter, the Merger Agreement shall be validly terminated prior to the Effective Time pursuant to Article VII thereof or there shall have been an amendment of the Merger Agreement or amendment or termination of the Royalty Agreement, in each case in accordance with clause (d) of this Section 12.19); and (y) no termination of this Agreement shall prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s breach of this Agreement that may have occurred on or before such termination.

12.20 Special Committee Approval.  For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees.  The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/Abhay Gandhi
	Name:	Abhay Gandhi
	Title:	Chief Executive Officer & President

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Executive Chairman, Chief Executive Officer and President

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James F. Oliviero
	Name:	James F. Oliviero
	Title:	President and Chief Executive Officer

[Signature page to Support Agreement]